EXHIBIT 10.2


                               AMENDMENT NO. 3 TO
                         MOBIUS MANAGEMENT SYSTEMS, INC.
                            1996 STOCK INCENTIVE PLAN


      Pursuant to Section 3.1 of the Mobius Management Systems, Inc. 1996 Stock Incentive Plan (the "Plan"), and in accordance with the resolutions of the Board of Directors of Mobius Management Systems, Inc. (the "Company") adopted on October 27, 2003 and approved by the Company's stockholders on December 16, 2003, Section 1.2.3 of the Plan is amended to read as follows:



      1.2.3 Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, the Committee may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the Plan, who will receive rights or options under the Plan and the size of each such grant, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto), provided that the Committee shall itself grant awards to those individuals who could reasonably be considered to be subject to the provisions of Section 16 of the 1934 Act or whose awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code (as defined in Section 1.6.2).